UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 18, 2007

Home Federal Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Federal	000-50901	20-0945587
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

500 12th Avenue South
Nampa, Idaho 83651
(Address of principal executive offices and zip code)

(208) 466-4634
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition

On April 18, 2007, Home Federal Bancorp, Inc. issued its earnings release for the second quarter of its fiscal year ending September 30, 2007. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

            (c)           Exhibits

            99.1        Press release of Home Federal Bancorp, Inc. dated April 18, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOME FEDERAL BANCORP, INC.

Date: April 18, 2007	By: /s/ Robert A. Schoelkoph
Robert A. Schoelkoph
Senior Vice President and
Chief Financial Officer

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Exhibit 99.1

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                                                                                                                                Contact:
                                                                                                                               Home Federal Bancorp, Inc.
                                                                                                                               Daniel L. Stevens, Chairman, President & CEO
                                                                                                                               Robert A. Schoelkoph, SVP, Treasurer & CFO
                                                                                                                               208-466-4634
                                                                                                                               www.myhomefed.com

PRESS RELEASE - For Immediate Release

HOME FEDERAL BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Nampa, ID (April 18, 2007) - Home Federal Bancorp, Inc. (the "Company") (Nasdaq GSM: HOME), the parent company of Home Federal Bank (the "Bank"), today reported net income of $1.2 million, or $0.08 per diluted share, for the quarter ended March 31, 2007, compared to $1.2 million, or $0.09 per diluted share, for the same period a year ago. Net income for the six months ended March 31, 2007 was $2.5 million, or $0.17 per diluted share, compared to $3.0 million, or $0.21 per diluted share, for the same six-month period a year ago.

"We have maintained solid loan growth and outstanding asset quality while focusing on long-term business opportunities for the Company," said Daniel L. Stevens, the Company's Chairman and CEO. "We have made significant progress in building the Bank's commercial banking division and expect to see considerable growth opportunities there," said Stevens. Last December, the Bank announced the hiring of industry veteran Steven D. Emerson as Senior Vice President and Chief Lending Officer of the Bank and just last month announced the hiring of Cindy Bateman as Senior Vice President and Commercial Banking Team Lead. "Cindy is one of Southwest Idaho's leading banking executives," said Len E. Williams, President of Home Federal Bank. "Having her and Steve aboard affirms our dedication to developing a team of proven executives to lead Home Federal Bank as we build what we envision to be the Treasure Valley's premier bank."

Operating Results

Revenues for the quarter ended March 31, 2007, which consisted of net interest income before the provision for loan losses plus noninterest income, were unchanged at $8.1 million from the comparable quarter ended March 31, 2006. Net interest income before the provision for loan losses decreased 5% to $5.4 million for the quarter ended March 31, 2007 compared to $5.6 million for the same quarter of the prior year as the cost of deposits increased more rapidly than the yield on loans and investments.

Revenues for the six months ended March 31, 2007 decreased 2% to $16.5 million, compared to $16.9 million for the same period of last year. Net interest income before the provision for loan losses decreased 7% to $10.9 million, compared to $11.6 million for the same period of last year as interest expense increased 47% while interest income increased 14%.

A provision for loan losses was not required in connection with the analysis of the loan portfolio for the current quarter, compared to a provision for loan losses of $90,000 established for the same quarter of the prior year. The decrease in the provision reflects a reduction in loans receivable and classified assets during the current quarter. The provision for loan losses was $71,000 for the six months ended March 31, 2007, compared to $145,000 for the six months ended March 31, 2006. The $74,000, or 29% decrease in the provision reflects the increase in loans receivable, offset by a reduction of classified assets, net charge-offs and historical loan loss rates.

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Home Federal Bancorp, Inc.
April 18, 2007

The Company's net interest margin decreased 33 basis points to 3.00% for the quarter ended March 31, 2007, from 3.33% for the same quarter last year. The net interest margin for the six months ended March 31, 2007 decreased 48 basis points to 3.02% from 3.50% for the same period a year earlier. The decline in the net interest margin reflects competitive pricing pressures and the relatively flat yield curve that exists, as the cost of shorter-term deposits and borrowed funds have increased more rapidly than the yield on longer-term assets. The Company believes the repricing of existing loans and the emphasis on expanding the commercial and small business banking programs, including both loan and deposit products, will help counter the trend in net interest margin, however, pressure will likely continue in the near term as a result of competitive pricing pressures and the flat yield curve environment.

Noninterest income increased 11% to $2.8 million for the quarter ended March 31, 2007, compared to $2.5 million for the same quarter a year ago. The increase was primarily attributable to a $184,000 increase in gains on the sale of residential loans and a $107,000 increase in service charges and fees. For the six months ended March 31, 2007, noninterest income increased 7% to $5.6 million, compared to $5.3 million for the same period of the prior year. Increases in gains on the sale of residential loans and service charges of $171,000 and $135,000, respectively, account for the majority of the increase. The Company currently sells the majority of the one-to four-family residential mortgage loans that it originates. For the three and six months ended March 31, 2006, a larger percentage of the residential mortgage loans originated were held in the loan portfolio.

Noninterest expense for the quarter ended March 31, 2007 was unchanged at $6.1 million from the comparable quarter ended March 31, 2006. Compensation and benefit expenses increased $81,000, or 2%, to $3.9 million for the quarter ended March 31, 2007 as compared to $3.8 million for the same quarter a year ago. As of March 31, 2007, the Company employed 211 full-time equivalent employees, compared to 231 at March 31, 2006. The Company's efficiency ratio was 75.0% for the quarter ended March 31, 2007, relatively unchanged from 74.5% for the same quarter a year ago. The efficiency ratio indicates how much is spent on non-interest expenses as a percentage of total revenue.

Noninterest expense for the six months ended March 31, 2007 increased 3% to $12.3 million, compared to $11.9 million for the six months ended March 31, 2006. Compensation and benefits increased $289,000, or 4%, to $7.9 million for the six months ended March 31, 2007 as compared to $7.6 million for the same period a year ago. The majority of the increase was primarily attributable to increased costs related to equity compensation plans and annual merit increases, offset by decreases in training and recruiting costs. The efficiency ratio was 74.8% for the six months ended March 31, 2007 compared to 70.6% for the same period of the prior year. In addition to the increase in noninterest expense, the reduction in the Company's net interest income also contributed to the overall increase in the efficiency ratio.

Balance Sheet Growth

Total assets decreased less than 1% to $746.0 million at March 31, 2007, compared to $747.3 million a year earlier. Net loans (excluding loans held for sale) at March 31, 2007 increased 6% to $503.7 million, compared to $476.2 million at March 31, 2006. One- to four-family residential loans represented 59% of the Bank's loan portfolio at March 31, 2007, compared to 64% at March 31, 2006 as the Bank continues to sell the majority of the residential mortgage loans that it originates. Commercial real estate loans accounted for 30% of the Bank's loan portfolio at March 31, 2007, compared to 27% at

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Home Federal Bancorp, Inc.
April 18, 2007

March 31, 2006. In the future, the Bank plans to increase its emphasis on commercial and small business banking products.

The Company's credit quality remains excellent, as non-performing assets were $273,000, or 0.04% of total assets, at March 31, 2007, compared to $10,000, or 0.001% of total assets, at March 31, 2006. Non-performing one- to four-family residential loans were $27,000, or 0.004% of total assets at March 31, 2007, compared to none at March 31, 2006. The Company does not originate or purchase subprime one- to four-family residential loans. The allowance for loan losses was $2.8 million, or 0.56% of gross loans, at March 31, 2007 compared to $3.0 million, or 0.62% of gross loans, at March 31, 2006. Prior to March 31, 2007, the allowance for loan losses included the estimated loss from unfunded loan commitments. The preferred accounting method is to separate the unfunded loan commitments from the disbursed loan amounts and record the unfunded loan commitment portion as a liability. At March 31, 2007, the reserve for unfunded loan commitments was $192,000, which was reclassed to other liabilities on the Consolidated Balance Sheet.

Deposits decreased 2% to $422.2 million at March 31, 2007 compared to $431.6 million at March 31, 2006. Demand deposits and savings accounts decreased $11.7 million, or 6%, as customers migrated towards higher rate deposit products the past year. Noninterest-bearing demand deposits decreased $13.1 million, or 27%, to $36.0 million at March 31, 2007, compared to $49.1 million at March 31, 2006. A significant portion of the decrease in noninterest-bearing demand deposits was the result of a single commercial relationship that reduced outstanding balances by approximately $6.4 million. Interest-bearing demand deposits increased $3.5 million, or 3%, to $135.8 million at March 31, 2007, compared to $132.3 million at March 31, 2006. Certificates of deposit increased $2.2 million, or 1%, to $226.9 million at March 31, 2007, compared to $224.6 million at March 31, 2006. The majority of the increase in certificates of deposits was in shorter-term deposits of six to 23-month terms. Advances from the Federal Home Loan Bank ("FHLB") increased $3.0 million, or 2%, to $199.5 million at March 31, 2007 compared to $196.5 million at March 31, 2006. The Company utilizes advances from the FHLB as an alternative funding source to retail deposits in order to manage funding costs, manage interest rate risk and to leverage the Balance Sheet.

Stockholders' equity increased $6.6 million, or 6%, to $111.0 million at March 31, 2007, compared to $104.4 million at March 31, 2006. The increase was primarily the result of $5.7 million in net income for the period, $782,000 in earned employee stock ownership plan ("ESOP") shares and $970,000 in equity compensation, offset by $1.3 million of cash dividends paid to stockholders. The Company's book value per share as of March 31, 2007 was $7.31 per share based upon 15,189,019 outstanding shares of common stock.

About the Company

Home Federal Bancorp, Inc. is a federally chartered savings and loan holding company headquartered in Nampa, Idaho. It is the subsidiary of Home Federal MHC, a federally chartered mutual holding company, and the parent company of Home Federal Bank, a federally chartered savings bank that was originally organized as a building and loan association in 1920. The Company serves the Treasure Valley region of southwestern Idaho that includes Ada, Canyon, Elmore and Gem Counties, through 15 full-service banking offices and two mortgage loan centers. The Company's common stock is traded on the NASDAQ Global Market under the symbol "HOME." The Company's stock is also included in the America's Community Bankers NASDAQ Index. For more information, visit the Company's web site at www.myhomefed.com.

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Home Federal Bancorp, Inc.
April 18, 2007

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA") and are made pursuant to the safe harbors of the PSLRA. Actual results could be materially different from those expressed or implied by the forward-looking statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, regulatory and accounting changes, the value of mortgage servicing rights, risks related to construction and development lending, commercial and small business banking and other risks. Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2006, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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Home Federal Bancorp, Inc.
April 18, 2007

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEET (In thousands, except share data) (Unaudited)	March 31, 2007	September 30, 2006	March 31, 2006
ASSETS
Cash and amounts due from depository institutions	$ 12,558	$ 18,385	$ 19,326
Mortgage-backed securities available for sale, at fair value	13,001	12,182	13,600
Mortgage-backed securities held to maturity, at cost	171,668	183,279	193,402
FHLB stock, at cost	9,591	9,591	9,591
Loan receivable, net of allowance for loan losses of $2,849, $2,974 and $2,984	503,688	503,065	476,227
Loans held for sale	4,489	4,119	5,139
Accrued interest receivable	2,941	3,025	2,777
Property and equipment, net	12,630	12,849	13,296
Mortgage servicing rights, net	2,317	2,492	2,511
Bank owned life insurance	10,963	10,763	10,289
Real estate and other property owned	-	-	-
Other assets	2,108	1,542	1,138
TOTAL ASSETS	$745,954	$761,292	$747,296

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposit accounts:
Noninterest-bearing demand deposits	$ 36,006	$ 44,626	$ 49,068
Interest-bearing demand deposits	135,835	128,276	132,342
Savings deposits	23,486	23,655	25,583
Certificates of deposit	226,891	233,724	224,642
Total deposit accounts	422,218	430,281	431,635
Advances by borrowers for taxes and insurance	1,772	2,133	1,951
Interest payable	855	971	1,170
Deferred compensation	4,242	3,875	3,452
FHLB advances	199,495	210,759	196,542
Deferred income tax liability	604	800	913
Other liabilities	5,745	4,604	7,245
Total liabilities	634,931	653,423	642,908
STOCKHOLDERS' EQUITY
Serial preferred stock, $.01 par value; 5,000,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
issued and outstanding:
Mar. 31, 2007 - 15,208,750 issued, 15,189,019 outstanding	152	152	152
Sept. 30, 2006 - 15,208,750 issued, 15,169,114 outstanding
Mar. 31, 2006 - 15,208,750 issued, 15,154,114 outstanding
Additional paid-in capital	58,186	57,222	56,632
Retained earnings	56,677	54,805	52,216
Unearned shares issued to ESOP	(3,918)	(4,134)	(4,344)
Accumulated other comprehensive loss	(74)	(176)	(268)
Total stockholders' equity	111,023	107,869	104,388
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$745,954	$761,292	$747,296

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Home Federal Bancorp, Inc.
April 18, 2007

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENT OF INCOME (In thousands, except share data) (Unaudited)	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006

Interest and dividend income:
Loan interest	$8,470	$7,129	$16,997	$14,063
Investment interest	15	60	44	71
Mortgage-backed security interest	2,244	2,386	4,550	4,772
FHLB dividends	9	-	19	-
Total interest and dividend income	10,738	9,575	21,610	18,906
Interest expense:
Deposits	3,005	2,097	6,015	3,694
FHLB advances	2,372	1,844	4,735	3,596
Total interest expense	5,377	3,941	10,750	7,290
Net interest income	5,361	5,634	10,860	11,616
Provision for loan losses	-	90	71	145
Net interest income after provision for loan losses	5,361	5,544	10,789	11,471
Noninterest income:
Service charges and fees	2,222	2,115	4,636	4,501
Gain on sale of loans	379	195	677	506
Increase in cash surrender value of bank owned life insurance	99	108	199	190
Loan servicing fees	142	159	286	319
Mortgage servicing rights, net	(92)	(64)	(175)	(160)
Other	11	(24)	21	(66)
Total noninterest income	2,761	2,489	5,644	5,290
Noninterest expense:
Compensation and benefits	3,851	3,770	7,865	7,576
Occupancy and equipment	727	694	1,429	1,422
Data processing	493	520	1,001	861
Advertising	300	257	596	471
Postage and supplies	174	189	320	420
Professional services	215	176	411	363
Insurance and taxes	106	111	209	214
Other	228	334	509	604
Total noninterest expense	6,094	6,051	12,340	11,931
Income before income taxes	2,028	1,982	4,093	4,830
Income tax expense	787	749	1,583	1,837
NET INCOME	$1,241	$1,233	$ 2,510	$ 2,993

Earnings per common share:
Basic	$0.09	$0.09	$0.17	$0.21
Diluted	$0.08	$0.09	$0.17	$0.21
Weighted average number of shares outstanding:
Basic	14,591,936	14,478,746	14,579,440	14,472,449
Diluted	14,692,424	14,497,350	14,685,143	14,483,991

Dividends declared per share:	$0.055	$0.055	$0.110	$0.105

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Home Federal Bancorp, Inc.
April 18, 2007

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY ADDITIONAL FINANCIAL INFORMATION (Dollars in thousands, except share data) (Unaudited)	At Or For The Six Months Ended Mar. 31, 2007	At Or For The Year Ended Sept. 30, 2006
FINANCIAL CONDITION DATA
Average interest-earning assets	$718,826	$689,688
Average interest-bearing liabilities	597,588	563,834
Net average earning assets	121,238	125,854
Average interest-earning assets to average interest-bearing liabilities	120.29%	122.32%
Stockholders' equity to assets	14.88	14.17
ASSET QUALITY
Allowance for loan losses	$2,849	$2,974
Non-performing loans	273	388
Non-performing assets	273	388
Allowance for loan losses to non-performing loans	1,043.59%	766.49%
Allowance for loan losses to gross loans	0.56	0.59
Non-performing loans to gross loans	0.05	0.08
Non-performing assets to total assets	0.04	0.05

	At Or For The Three Months Ended Mar. 31,		At Or For The Six Months Ended Mar. 31,
	2007	2006	2007	2006
SELECTED PERFORMANCE RATIOS
Return on average assets (1)	0.66%	0.69%	0.66%	0.85%
Return on average equity (1)	4.47	4.72	4.55	5.77
Net interest margin (1)	3.00	3.33	3.02	3.50
Efficiency ratio (2)	75.03	74.49	74.77	70.57
PER SHARE DATA
Basic earnings per share	$ 0.09	$ 0.09	$ 0.17	$ 0.21
Diluted earnings per share	0.08	0.09	0.17	0.21
Book value per share	7.31	6.89	7.31	6.89
Cash dividends declared per share	0.055	0.055	0.110	0.105
Average number of shares outstanding:
Basic (3)	14,591,936	14,478,746	14,579,440	14,472,449
Diluted (3)	14,692,424	14,497,350	14,685,143	14,483,991

     (1)    Amounts are annualized.
     (2)    Noninterest expense divided by net interest income plus noninterest income.
     (3)    Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares granted under the 2005 Recognition and Retention Plan.